EXHIBIT 99.1
                                                                    ------------

                     KINARK ANNOUNCES FIRST QUARTER RESULTS


           Tulsa, Oklahoma, May 14, 2003 - Kinark Corporation (AMEX-KIN), announced today that continued weakness in the capital goods sector of the economy negatively affected its galvanizing and coatings business in the first quarter ended March 31, 2003. Unaudited results are sales of $8,040,000, a decrease of $1,177,000 from sales of $9,217,000 in the first quarter of 2002. The Company incurred a net loss of $327,000, or $.05 per share for the first quarter of 2003 compared to net income of $224,000, or $.03 per share for the first quarter a year ago.

           Ronald J. Evans, president and chief executive officer, said, "Considerable weakness in capital spending in a number of the major market sectors we serve resulted in a first-quarter downturn in galvanizing demand. As a result, total production tonnage across most of our facilities declined." Although quotation activity from fabricators shows some signs of increasing, the chief executive cautioned that, "The Company remains guarded as to the timing and strength of any broad-based market recovery and we are taking measures within the organization in an effort to reduce our cost structure and lower our breakeven point."

           The Company also announced that in April it had decided to discontinue operations at its previously idled older galvanizing facility in Houston. The Houston-Cunningham plant had been temporarily idled in December 2001 due to weak market demand. In late April 2003, new events, combined with a further contraction of the galvanizing business in the Houston market, resulted in the likely inability to maintain the plant as part of the Company's continuing operations. Accordingly, the Company will record a pre-tax write-down of approximately $1.23 million ($710,000 after tax) in the second quarter of 2003 related to these events and circumstances.

              Kinark is a leading provider of hot dip galvanizing and coatings for corrosion protection of fabricated steel products through its North American Galvanizing Company subsidiary. The Company conducts its galvanizing and coating business through a network of plants located in Denver, Hurst (Dallas/Forth Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. North American Galvanizing Company can also be reached through our website, WWW.NAGALV.COM.

           Cautionary Statement. Statements in this news release that are not strictly historical may be "forward looking" statements, which involve risks and uncertainties. These include economic and regulatory conditions, issues with suppliers, market demand, pricing and competitive factors, among others, which are set forth in the Company's Securities and Exchange filings.


                                   - M O R E -

                       KINARK CORPORATION AND SUBSIDIARY
               Consolidated Statements of Operations (Unaudited)


                                                        Three Months Ended
                                                             March 31
                                                    ----------------------------
(Dollars in Thousands Except per Share Amounts)        2003             2002
--------------------------------------------------------------------------------

Sales                                               $    8,040       $    9,217

    Cost of sales                                        6,005            6,365
    Selling, general & administrative expenses           1,467            1,398
    Depreciation expense                                   823              805
                                                    ----------       ----------
Total Costs and Expenses                                 8,295            8,568
                                                    ----------       ----------

Operating Income (Loss)                                   (255)             649

    Interest expense, net                                  308              287
                                                    ----------       ----------


Income before Income Taxes                                (563)             362

    Income tax expense (benefit)                          (236)             138
                                                    ----------       ----------

Net Income (Loss)                                   $     (327)      $      224
                                                    ==========       ==========


Net Income (Loss) Per Common Share
     Basic                                          $     (.05)      $      .03
     Diluted                                        $     (.04)      $      .03




                                     - END -